Exhibit 23.2




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and in the headnote to "Smith's Selected Historical Financial Data" in the Registration Statement (Form S-4 No. 333-00000) and related Prospectus of Meyer-Smith Holdco, Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated January 27, 1997, with respect to the consolidated financial statements of Smith's Food & Drug Centers, Inc. incorporated by reference in its Annual Report (Form 10-K, as amended) for the year ended December 28, 1996, filed with the Securities and Exchange Commission.



ERNST & YOUNG LLP

Salt Lake City, Utah
July 31, 1997